Exhibit 99.1

3PEA International, Inc. Files Application for NASDAQ Capital Market Listing

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, has announced that the Company has filed an application to list its common shares on the Nasdaq Capital Market.

“We believe that elevating the listing of our common stock to the Nasdaq Capital Market is an important step forward in our mission to maximize shareholder value,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “We are confident that once our application is accepted, trading on Nasdaq will offer investors increased visibility and improved liquidity.”

“Uplisting will help capture institutional investors attracted to our growth proposition and provide for greater access to capital,” commented Dan Henry, Chairman, 3PEA International. “The filing of this application is further evidence of 3PEA executing on its long-term growth initiatives.”

The Nasdaq listing application is subject to review and approval by Nasdaq's Listing Qualifications Department to ensure compliance with all Nasdaq Capital Market standards. While the Company intends to satisfy all of Nasdaq's requirements for initial listing, no assurance can be given that its application will be approved.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider, as well as an integrated payment processor that has managed millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA conceptualizes, develops and manages payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts

3PEA International, Inc.
Brian Polan, 1-702-749-7234
Chief Financial Officer
bpolan@3pea.com
www.3pea.com
or
S&C Public Relations, Inc.
Suzanne Dawson, 1-646-941-9140
sdawson@scprgroup.com

Source: 3PEA International, Inc.

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